EXHIBIT 9

Execution Version

INTERIM INVESTORS’ AGREEMENT

This INTERIM INVESTORS’ AGREEMENT (this “Agreement”) is dated as of August 10, 2023, by and among (i) Achieve Holdings, an exempted company with limited liability incorporated under the Law of the Cayman Islands and having its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (“Parent”), (ii) Achieve Merger Sub, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned subsidiary of Parent having its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (“Merger Sub”), (iii) General Atlantic Arco (Bermuda) 2, L.P. (“General Atlantic”), an entity affiliated with an investment fund of General Atlantic LP, a Delaware limited partnership, (iv) Archery DF Holdings, LP, an entity affiliated with an investment fund of Dragoneer Investment Group, LLC, a Delaware limited liability company (“Dragoneer”, together with General Atlantic, the “Sponsors” and each, a “Sponsor”), (v) Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (collectively, the “Founders”, each, a “Founder”, together with Sponsors, the “Lead Investors”, and each, a “Lead Investor”) and (vi) the other Persons listed on Schedule A hereto that have agreed to contribute up to the number of shares of the Company set forth opposite such Person’s name on Schedule A hereto (collectively, the “Additional Rollover Shareholders”, each an “Additional Rollover Shareholder” and, together with Sponsors and the Founders, the “Investors”, and each, an “Investor”). The Sponsors, the Founders, the Additional Rollover Shareholders, Parent and Merger Sub are collectively referred to as the “Parties” and each, a “Party.” Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

BACKGROUND

1.       The Sponsors and the Founders entered into that certain joint bidding agreement dated as of November 30, 2022, as amended on April 30, 2023 (the “Joint Bidding Agreement”), pursuant to which the parties thereto proposed to undertake an acquisition transaction with respect to Arco Platform Limited, a Cayman Islands exempted company with limited liability and listed on the Nasdaq Global Select Market (the “Company”).

2.       Parent has formed Merger Sub for the purpose of entering into the Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented or modified from time to time in accordance with the terms thereof and in compliance with this Agreement, the “Merger Agreement”), with the Company, pursuant to which, upon the terms and subject to the conditions set forth therein, Parent will acquire common shares of the Company not owned by it, the Sponsors, the Founders or the Additional Rollover Shareholders or their respective Affiliates by causing Merger Sub to merge with and into the Company (“Merger”), with the Company surviving as a subsidiary of Parent.

3.       On the date hereof, the Investors or their respective Affiliates (the “Supporting Shareholders”) executed a rollover and support agreement in favor of Parent (the “Support Agreement”) which is attached hereto as Exhibit A, pursuant to which, each of the Supporting Shareholders agreed to, subject to the terms and conditions set forth therein and among other obligations, the contribution of class A common shares of the Company and class B common shares of the Company (collectively the “Rollover Shares”) held by such Supporting Shareholder to Parent in exchange for newly issued class A and/or class B ordinary shares of Parent, par value

US$0.00005 per share (the “Parent Shares”), immediately prior to the Closing in the amounts set forth in the Support Agreement and (b) vote in favor of the Merger.

4.       On or prior to the date hereof, each of the Sponsors, or their respective Affiliates (each such entity that has delivered such a letter, an “EC Investor”) has executed and delivered to Parent and the Company an equity commitment letter in which such EC Investor has agreed, on the terms and subject to the conditions set forth therein, to make or cause to be made a capital contribution to Parent at Closing up to the amount set forth in each such equity commitment letter (each, an “Equity Commitment Letter,” references to which include such letter as amended, supplemented or modified from time to time in accordance with the terms thereof and this Agreement, and collectively, the “Equity Commitment Letters”).

5.       This Agreement governs the relationship of the parties hereto pending the Closing, including in respect of the Merger Agreement, the Equity Commitment Letters, the Support Agreement and the transactions contemplated thereby and, in the case of any inconsistency between this Agreement, on the one hand, and the Merger Agreement, the Support Agreement or any Equity Commitment Letter, on the other hand, this Agreement shall control solely as among the parties hereto (but, for the avoidance of doubt, not with respect to the Founders in their capacities as directors or officers of the Company). In this Agreement, “Equity Commitment” refers to, (a) prior to the consummation of the Closing and for each EC Investor, the amount set forth in its respective Equity Commitment Letter, as such amount may be modified or amended in accordance with the terms thereof and of this Agreement and (b) at the Closing, for purposes of Section 2.2 and for each EC Investor, the amount of cash contributed to Parent by such EC Investor at Closing in accordance with this Agreement and its Equity Commitment Letter (if applicable).

Article I

EQUITY COMMITMENTS; CONTRIBUTION

1.1       Initial Commitments. Each EC Investor has provided Parent and the Company with an Equity Commitment Letter, each of which is attached hereto as Exhibits B-1 and B-2, respectively. Such Equity Commitment Letters describe, among other things, the several commitments of each of the EC Investors to make or cause to be made a cash contribution to Parent at the Closing in the amount, for each EC Investor equal to the Equity Commitment, for each EC Investor, respectively. The rights and obligations of each EC Investor under its respective Equity Commitment Letter may not be transferred or assigned except in accordance with this Agreement and the applicable Equity Commitment Letter.

1.2       Equity Commitments.

1.2.1       Each Sponsor hereby affirms and agrees that it will direct its affiliated EC Investor to comply with, and that such EC Investor is bound by, the provisions set forth in its Equity Commitment Letter and will direct its EC Investor to take all actions within its power to comply with the terms of the Equity Commitment Letter subject to the conditions and limitations therein. Parent shall be entitled to enforce, and shall enforce, the provisions of each Equity Commitment Letter in accordance with this Agreement and the terms of such Equity Commitment Letter, only if (i) acting at the direction of the Sponsors, if the Sponsors jointly have, acting reasonably and in good

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faith, determined that all conditions to effect the Closing set forth in Section 7.01 and 7.03 of the Merger Agreement (the “Closing Conditions”) have been satisfied (or are capable of being satisfied at the Closing), and all the other obligations of funding under Section 2 of such Equity Commitment Letter have been satisfied (or are capable of being satisfied at the Closing), (ii) acting at the direction of the Sponsors, the Sponsors have jointly determined to waive all unsatisfied conditions under Section 7.01 and 7.03 of the Merger Agreement and the Equity Commitment Letter, and that the Closing is required to occur pursuant to Section 7 of the Merger Agreement or (iii) at the direction of the Company, under the specific circumstances and as specifically set forth in Section 7 of the Merger Agreement, and as provided in such Equity Commitment Letter, and provided that the Company does in fact so cause Parent to enforce such provisions. None of the Investors, Parent, or Merger Sub shall attempt to enforce any Equity Commitment Letter, until the conditions set forth in this Section 1.2 have been satisfied. Subject to the preceding sentence, Parent shall have no right to enforce any of the Equity Commitment Letters, and shall not attempt to do so, except in accordance with their respective terms and ratably among the EC Investors. Subject to Section 11 of its relevant Equity Commitment Letter, each EC Investor may (x) assign, sell-down or syndicate all or any part of its Equity Commitment to any of its Affiliates, including one or more affiliated investment funds or investment vehicles that are advised or sponsored by the investment manager of the relevant EC Investor, without any consent of any of the other Investors (a “Permitted Syndication”), or (y) assign, sell-down or syndicate all or any part of its Equity Commitment to the other Sponsor, any Additional Rollover Shareholder or holder of shares of the Company that agrees to become a Rollover Shareholder after the date of this Agreement or any Affiliate of the foregoing with the prior written consent of each Lead Investor (a “Permitted Shareholder Assignment”). Other than a Permitted Syndication or Permitted Shareholder Assignment, any assignment, sell-down or syndication of all or part of the Equity Commitments will be subject to the prior written consent of each of the Lead Investors.

1.2.2       In the event that the Sponsors, acting together, determine that the aggregate amount of cash required to consummate the Closing is less than the aggregate amount of equity financing initially committed by the EC Investors in their respective Equity Commitment Letter, each EC Investor’s respective obligations to make cash contributions to Parent at Closing shall be reduced pro rata based on the respective Equity Commitments and in the manner set forth and solely to the extent permitted in their respective Equity Commitment Letters.

1.2.3       Pursuant to Section 2.2 of the Support Agreement, the Lead Investors, acting together, may determine to reduce the amount of Rollover Shares of the Additional Rollover Shareholders in part or in whole, and if the Lead Investors so determine, the Sponsors or their respective EC Investors shall increase the amount of equity financing in their Equity Commitment Letters in an aggregate amount necessary to consummate the Closing, with the allocation of such additional amount of equity financing as between the Sponsors and their respective EC Investors to be determined by the Lead Investors, acting together; provided, that (i) any such change must be made in accordance with the Merger Agreement, and (ii) to the extent that the Sponsors or their respective EC Investors do not fund at or prior to Closing such additional amount of equity financing necessary to consummate the Closing, the amount of Rollover Shares of the Additional Rollover Shareholder may not be reduced. Additionally, the following matters shall be subject to the prior written consent of the Lead Investors: (x) any assignment or consent to assignment by an EC Investor under an Equity Commitment Letter (unless such assignee is pursuant to a Permitted Syndication or Permitted Shareholder Assignment and becomes party to this Agreement and accedes to the rights

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and obligations of EC Investor, as applicable), (y) any agreement by Parent, a Sponsor or an EC Investor to amend, modify or waive an Equity Commitment Letter if such amendment, modification or waiver would be adverse and disproportionate to the Founders as compared to the Sponsors, which shall otherwise be subject to prior written consent of the Sponsors, or (z) any agreement by Parent to terminate an Equity Commitment Letter (other than in accordance with the terms of the Equity Commitment Letter, including Section 8 thereof).

1.3       Support Agreement. Parent shall, at the direction of the Sponsors acting jointly (unless one Sponsor is a Failing Investor), enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement. Each Investor shall (if it is a Supporting Shareholder) and shall cause each of its Affiliates that is a Supporting Shareholder (if any) to comply with such Supporting Shareholder’s obligations under the Support Agreement; provided, that no Supporting Shareholder shall have an independent right to enforce the Support Agreement against another Supporting Shareholder, other than as provided in the immediately preceding sentence.

Article II

EQUITY INTERESTS

2.1       Equity Interests Pending the Closing. Parent represents and warrants that, as of the date hereof, Merger Sub has issued two class A shares of its common stock to Parent, and such shares are, and will remain through the Closing, the only shares of capital stock of Merger Sub that are issued or issuable without the prior written consent of each of the Lead Investors. Parent represents and warrants that Merger Sub is wholly owned by Parent and further covenants that no additional equity interests or capital stock of Merger Sub (or Parent or any direct or indirect subsidiary of Parent that directly or indirectly owns any equity interests or capital stock of Merger Sub) shall be issued or issuable prior to the Closing without the prior written consent of each of the Lead Investors. Parent represents and warrants that Merger Sub (i) is a newly formed entity, (ii) has conducted no operations and prior to the Closing shall not conduct any operations and (iii) has no, and prior to the Closing shall not have any, assets, obligations or liabilities of any nature, in each case of clause (ii) and (iii), other than those incident to its formation and in connection with the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby. Prior to the Closing, no Sponsor shall, without the prior written consent of the other Lead Investors or in accordance with the Support Agreement, sell, dispose or otherwise transfer any equity interests or capital stock of Parent other than pursuant to any Permitted Syndication or Permitted Shareholder Assignment, and, between the date hereof and the Closing, Parent shall not permit (to the extent within its control) any other transfers of the equity interests or capital stock of Parent by any other equity holder of Parent. Prior to the Closing, Parent shall not, without the prior written consent of each of the Lead Investors, sell, dispose or otherwise transfer, directly or indirectly, any equity interests of Merger Sub. The parties hereto agree to take all actions to cause the issued and outstanding equity interests in Parent as of the Closing to be as set forth in Section 2.2.

2.2       Equity Interests Issued at Closing. Except for equity interests issued by Parent in exchange for the contribution of Rollover Shares by Supporting Shareholders in accordance with the Support Agreement, all equity securities (other than Convertible Notes) issued by Parent shall, in connection with the Closing, be issued to the Investors or, in case of a Founder,

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their Permitted Transferees, or in case of a Sponsor, any of its Affiliates pursuant to any Permitted Syndication, pro rata in accordance with each Investor’s Commitments; provided that each Lead Investor may adjust the allocations among itself and its Permitted Transferees in its sole discretion. In exchange for the cash equity contribution such Sponsor makes on or about the Closing, each Sponsor will be issued a number of class A ordinary shares of the Parent equal to such Sponsor’s cash equity contribution at Closing divided by the Per Share Merger Consideration. In this Agreement, “Rollover Commitment” refers to the value of an Investor’s Rollover Shares using the Per Share Merger Consideration as the value per Rollover Share and “Commitment” refers to, an Investor’s Equity Commitment, if applicable, and Rollover Commitment.

Article III

INTERIM GOVERNANCE; OTHER AGREEMENTS AMONG INVESTORS

3.1       Actions Under the Merger Agreement.

3.1.1       The Sponsors, by mutual agreement, shall have the right to cause Parent or Merger Sub to take any action or refrain from taking any action (i) that is not in contravention of or inconsistent with this Agreement, the Merger Agreement, the Support Agreement or the Equity Commitment Letters, and (ii) in order for Parent or Merger Sub to comply with their respective obligations, satisfy their respective closing conditions or exercise their respective rights under the Merger Agreement, including (a) determining that the Closing Conditions have been satisfied and, assuming such satisfaction, determining to close the Merger, (b) waiving compliance with any covenants, agreements or the Closing Conditions contained in the Merger Agreement or the Equity Commitment Letters (as long as such waiver would not be adverse and disproportionate to the Founders as compared to the Sponsors) or amending, supplementing or modifying any such agreement; provided, that the Sponsors may not cause Parent or Merger Sub to, and neither Parent nor Merger Sub shall amend the Merger Agreement without the prior written consent of each of the Lead Investors (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Sponsors may not cause Parent or Merger Sub to, and neither Parent nor Merger Sub shall amend the “Per Share Merger Consideration” in the Merger Agreement without the prior written consent of each of the other Investors (which consent shall not be unreasonably withheld, conditioned or delayed), (c) terminating the Merger Agreement pursuant to Section 8.01 thereof; provided that the Sponsors shall give 5 business days’ notice to all other Lead Investors before terminating the Merger Agreement (except for a termination pursuant to Section 8.01(a), or 8.01(b)(i) or 8.01(f) of the Merger Agreement), (d) determining to close the Transactions (as defined below), (e) controlling, directing and settling any shareholder-related suit, claim or proceeding arising in connection with the transactions contemplated by the Merger Agreement, or the Equity Commitment Letters, and (f) solely subsequent to the termination of the Merger Agreement, cause Parent and Merger Sub to initiate litigation or other legal action against the Company in connection with a breach or alleged breach of the Merger Agreement and to take any other necessary actions in connection thereto.

3.1.2       In the event that (x)(i) the Closing Conditions and all other obligations of funding under Section 2 of the Equity Commitment Letters and under Section 2.1 and 2.2 of the Support Agreement, as applicable, have been satisfied (or are capable of being satisfied at the Closing) or, with the prior written consent of both Sponsors with respect to the Merger Agreement,

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each relevant EC Investor, with respect to any Equity Commitment Letter, or Support Shareholders with respect to the Support Agreement, as applicable, validly waived and the Closing is required to occur pursuant to Section 7 of the Merger Agreement and funding of the Commitments are required to occur pursuant to Section 2 of each Equity Commitment Letter and Section 2.1 and 2.2 of the Support Agreement and (ii) one or more Sponsors (or their respective EC Investors) have fulfilled their Commitments or stand ready, willing and able to fulfill their Commitments (in such capacity, each a “Funding Investor” and collectively “Funding Investors”) then the Funding Investors, may terminate the participation in the transaction of any Investor that does not fund its Commitment or asserts in writing its unwillingness to fund its Commitment when required to do so (any such Investor, a “Failure to Fund Investor”) or (y) an Investor breaches its obligations under Section 3.3 or Section 3.4 hereto or under the Support Agreement and, as a result, a Closing Condition fails to be satisfied or is not reasonably capable of being satisfied, then the Funding Investors may terminate the participation in the transaction of such breaching Investor (any such Investor, together with a Failure to Fund Investor, each, a “Failing Investor” and collectively, “Failing Investors” and such failure of such Failing Investor to fund or such assertion pursuant to clause (x) or breach pursuant to clause (y), a “Failing Investor Breach”); provided, that such termination shall not affect the Funding Investors’ or non-breaching Investors’ rights against such Failing Investors under such Failing Investors’ Equity Commitment Letter or Support Agreement, as applicable, or under this Agreement with respect to such failure to fund, including those set forth in Sections 3.1, 3.2 and 5.3 hereof. If an Investor becomes a Failing Investor, such Failing Investor shall no longer be entitled to any approval or consent rights under this Agreement, and any directors or officers of Parent or Merger Sub appointed by such Failing Investor, or representing such Failing Investor, shall be removed upon such Investor becoming a Failing Investor.

3.1.3       Following any termination under Section 3.1.2, any Sponsor that is a Funding Investor (the “Funding Sponsor”) may fund at its sole discretion any unpaid amount of the Failing Investor’s portion of the Equity Commitment.

3.1.4       The termination of any Failing Investor’s participation in the transactions and the funding of the Funding Investor’s portion of the Equity Commitments in the manner set forth above shall not affect, alter or impair (i) the Company’s rights or remedies under the Merger Agreement or the Equity Commitment Letters or (ii) the shareholders of Parent or the Funding Investors’ rights or remedies against the Failing Investor under this Agreement or under the Support Agreement with respect to the Failing Investor’s failure to fund or any other action or inaction.

3.2       Expenses.

3.2.1       Each party hereto shall bear its own expenses incurred in connection with this Agreement. Notwithstanding the foregoing, in the event the Closing occurs, Parent shall cause the Company to bear up to (i) US$750,000 in out of pocket expenses for each of the Sponsors (other than a Sponsor who is a Failing Investor) and their respective Affiliates, and (ii) US$750,000 in aggregate out of pocket expenses of the Founders (other than a Founder who is a Failing Investor) and their respective Affiliates, collectively; provided that the Founders (other than any Founder who is a Failing Investor) inform the Company of their mutual determination as to the allocation of the US$750,000 to be reimbursed among such Founders, in each case of (i) and (ii) that relate to the transactions contemplated by the Merger Agreement, the Equity Commitment Letters, the Support

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Agreement, and this Agreement, including, without limitation, the reasonable fees, expense and disbursements of counsel, accountants, consultants and other advisors retained by such Investors (other than a Failing Investor), but excluding, in each case, the funding of the Commitments under the Equity Commitment Letters and Support Agreement, as applicable (“Investor Transaction Expenses”).

3.2.2       In the event of a termination of the Merger Agreement in which a Termination Fee or any other amount, either as an expense reimbursement, damages or otherwise, is paid to Parent or Merger Sub by the Company or its Subsidiaries or Affiliates, Parent or Merger Sub, as the case may be, shall first pay (or cause to be paid) all Sponsors’ Investor Transaction Expenses (other than with respect to fees and expenses incurred by a Failing Investor) and discharge all of Parent’s and Merger Sub’s other liabilities, from such expense reimbursement or damages and pay pro rata to the respective Sponsor’s Equity Commitment (100% in the aggregate) any remaining amount of such payment to the respective Sponsor (unless such Sponsor is a Failing Investor).

3.2.3       In the event of a termination of the Merger Agreement in which no amount, either as expense reimbursement, damages or otherwise, is paid to Parent or Merger Sub, or in the event that the amount paid is insufficient to pay all applicable Sponsors’ Investor Transaction Expenses, each Sponsor agrees that it will be responsible for its own incurred Investor Transaction Expenses. Each of the Sponsors will be responsible for their pro rata share (based on their relative Equity Commitment) of the total amount of expenses incurred in connection with the Sponsors’ due diligence of the Company in connection with the Merger Agreement but not the expenses of any other Investor. Each Sponsor will also be responsible for its liability that it incurs pursuant to customary indemnities and contribution obligations that it has agreed to provide to its respective counsel, accountants, consultants or other advisors who have been engaged with respect to the Merger and related transactions; provided, that no such indemnification or contribution by a Sponsor shall be required to the extent that the proximate cause of such indemnifying Sponsor’s obligation to indemnify any such third party is the indemnified Sponsor’s own conduct not undertaken at the direction or with the prior written consent of the other Sponsor; provided further that no other party to this Agreement shall be liable for any such indemnification or contribution. The obligations under this Section 3.2 shall exist whether or not the Merger is consummated and shall survive any termination of any other provisions of this Agreement; provided, that such fees and expenses are not paid by the Company, Parent or Merger Sub.

3.3       Approvals. Subject in all respects to the limitations in the Merger Agreement, each Investor shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Sponsors or the Founders to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Sponsors or the Founders, desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”); provided that notwithstanding anything to the contrary in this Agreement, but without limiting any obligations in the Merger Agreement, no Sponsor shall, whether prior to or following the Closing, be required to cause any portfolio company, investment fund or other Affiliate of any Sponsor (other than Parent, Merger Sub and their direct or indirect Subsidiaries) or any director, officer, employee, general partner, limited partner, member, shareholder or manager of any of the foregoing to take any action, undertake any divestiture or restrict its conduct other than to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise

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cooperate in connection with any such submission or application as is necessary and customary under the circumstances. Each Investor shall comply with the obligations set out in the Merger Agreement in Section 5.03 as if such Investor were Parent under the Merger Agreement.

3.4       Required Information. Each Investor, on behalf of itself and its respective Affiliates, agrees to promptly provide to Parent and each other Investor, as applicable (consistent with the timing required by the Merger Agreement or applicable Law, as applicable), any information about such Investor (or its Affiliates) that Parent or the Company, as applicable, reasonably determines upon the advice of outside legal counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3, (iii) the Schedule 13D of Parent or any Investor, as applicable, or (iv) any other filing or notification with any Governmental Authority in connection with the Merger, this Agreement, the Merger Agreement the Support Agreement, the Equity Commitment Letters, or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the transactions contemplated thereby. Each Investor shall reasonably cooperate with Parent and the Company in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates). Each Investor agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with or furnished to the U.S. Securities and Exchange Commissions (the “SEC”) in accordance therewith), its/his and its respective Affiliates’ identity and beneficial ownership of the shares or other securities of the Company and the nature of such Investor’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Support Agreement or any other agreement or arrangement to which it/he (or any of its Affiliates) is a party relating to the transactions contemplated thereby (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff). Each Investor hereby represents and warrants to Parent as to itself/himself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor, as applicable, in writing pursuant to this Section 3.4, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor, for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC (which includes the Proxy Statement) will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Investor agrees to join (and to cause its Affiliates to join, to the extent required by applicable Law or the SEC (or its staff)) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.

3.5       Certain Representations and Warranties.

3.5.1       Each Investor hereby represents and warrants to each of the Lead Investors and to Parent that (i) it has not entered into any formal or informal agreement, arrangement or understanding with any other potential investor or group of investors, the Company, or any shareholder of the Company with respect to the subject matter of this Agreement or the Merger Agreement or any other similar transaction involving the Company, other than the agreements expressly contemplated by this Agreement, the Merger Agreement, the Joint Bidding Agreement, Permitted Syndication and the Support Agreement; (ii) if such Investor is a corporate entity, it is

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duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and is duly qualified to conduct business, and is in good standing, in each other jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary; (iii) he/it is the lawful owner of the Rollover Shares; (iv) none of the information supplied by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement; (v) it has all necessary power and authority to execute, deliver and perform its obligations under this Agreement in accordance with the terms of this Agreement; (vi) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and, if the Investor is a corporate entity, do not contravene any provision of its partnership agreement, limited liability company agreement or other organizational documents, or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Investor or its/his assets; (vii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by such Investor, as applicable, have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement; (viii) this Agreement constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms; and (ix) if such Investor is a Sponsor, such Sponsor, or its applicable Affiliate(s) party to the Equity Commitment Letter, will have sufficient funds, available lines of credit, unfunded capital commitments or other sources of immediately available funds to fulfill its “Equity Commitment” (as defined in each Investor’s Equity Commitment Letter). No Investor, any of its Affiliates, Parent, any of its Subsidiaries or any of their respective officers, employees, agents or representatives makes or has made any express or implied representation or warranty on behalf of such Investor or any of its Affiliates in connection with the transactions contemplated hereby other than those expressly set forth in this Section 3.5 and no Investor, any of its Affiliates, Parent, any of its Subsidiaries or any of their respective officers, employees, agents or representatives has relied on any express or implied representation or warranty in connection with the transactions contemplated hereby other than those expressly set forth in this Section 3.5.1.

3.6       Covenants. Until this Agreement is terminated pursuant to Section 5.16, without the prior approval of each Lead Investor and other than in connection with a Permitted Syndication or Permitted Shareholder Assignment, no Investor shall, and shall cause its or his Affiliates, officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Investor) not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion offer or request that that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (ii) enter into, continue or maintain discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any Person in connection with any Alternative Proposal, (iii) approve, agree to, accept, endorse or recommend any Alternative Proposal or (iv) enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company including an Alternative Proposal; provided, that this Section 3.6 shall not limit or restrict the Founders or any representative of General Atlantic on the board of directors of the Company (the “Company Board”) in acting solely in his or her capacity as the chairman of the

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Company Board or as an officer and/or a director of the Company (and not in his or her capacity as a representative of a shareholder or its Affiliate) and exercising his or her fiduciary duties and responsibilities solely in his or her capacity as such; provided, further, that notwithstanding anything to the contrary in this Agreement and irrespective of when this Agreement is terminated pursuant to Section 5.16, the prohibition on entering into agreements, arrangements or understandings or having discussions with other potential investors in this Section 3.6 shall apply to an Investor that is a Failing Investor for a period of one year following such Investor becoming a Failing Investor; provided, further, that this Section 3.6 shall not limit or restrict a Sponsor from having discussions or sharing information to the extent permitted under the confidentiality agreement such Sponsor has executed with the Company in connection with the Transactions.

3.7       Treatment and Assumption of Convertible Notes. Each Investor agrees to take all action such that on or around the date of Closing, the terms of the 8.00% Convertible Senior Secured Notes due in 2028 (the “Convertible Notes”) issued by the Company to certain affiliated investment funds of the Sponsors shall be amended as set forth on Exhibit D hereto and, immediately following the Effective Time, be assumed by Parent. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require the conversion of the Convertible Notes.

3.8       No Side Agreements. Except as expressly contemplated by this Agreement or the Merger Agreement, and except for the Term Sheet, the Equity Commitment Letters, the Joint Bidding Agreement and the Support Agreement, none of the Investors, or any of their respective Affiliates has or shall enter into any material agreement, arrangement or transaction with any Investor prior to the Closing and relating to the Transactions without the prior written consent of each of the Lead Investors, except for non-reliance letters, access letters and other agreements related to diligence reports and agreements of similar nature. For the avoidance of doubt, this Section 3.8 shall not restrict any Founder from entering into any agreement, arrangement or transaction between the Founders.

Article IV

CLOSING ARRANGEMENTS

4.1       Organizational Documents; Shareholders’ Agreement. Each Investor will negotiate in good faith with the Lead Investors and acknowledges and agrees that it is obligated to execute and deliver, prior to the consummation of the Merger, (i) one or more definitive agreements with respect to the matters set forth on Exhibit C hereto (the “Shareholders’ Agreement”) and (ii) amend the organizational and other relevant corporate documents of Parent as the Lead Investors may determine is required to give effect to Exhibit C. Each Investor further agrees that it or he will not take any action that could reasonably be expected to materially impede, delay or adversely affect the Merger. The Shareholder Agreement and such organizational and other relevant corporate documents will be consistent with the terms and conditions set forth on Exhibit C and any inconsistent terms and conditions must be approved in writing by each of the Lead Investors. Each Additional Rollover Shareholder agrees to promptly execute the Shareholder’s Agreement and such organizational and other relevant corporate documents following a request by the Lead Investors for execution (and prior to the Closing, so long as such request is made at least 24 hours prior to the Closing), which request will include the execution version of the Shareholders’ Agreement;

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provided that any inconsistent term or condition that would be adverse and disproportionate to an Additional Rollover Shareholder as compared to any other Investor must be approved by such Additional Rollover Shareholder. Parent and each Investor will cooperate with one another to enter into, and will negotiate in good faith concerning the form and substance of, the Shareholders’ Agreement. In the event that the Investors are unable to agree on the terms of the Shareholders’ Agreement prior to the Closing or the Lead Investors do not make a request for execution of the Shareholders’ Agreement at least 24 hours prior to the Closing, as applicable, it is understood and agreed that the Closing shall not be delayed and the terms set forth on Exhibit C hereto shall govern with respect to the matters set forth therein following the Closing and until such time as the Investors enter into a Shareholders’ Agreement.

Article V

MISCELLANEOUS

5.1       Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed (a) in the case of any amendment, by each Lead Investor; provided that any amendment that would be adverse and disproportionate to an Additional Rollover Shareholder as compared to any other Investor must be signed by such Additional Rollover Shareholder, and (b) in the case of a waiver, by the party or parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Any consent, waiver or other approval to be given hereunder or exercise of any right hereunder, in each case, by the Founders, whether as an Investor or Founder hereunder and whether individually or together, may be given or exercised, as applicable, by Ari de Sá Cavalcante Neto. Ari de Sá Cavalcante Neto is, by execution of this Agreement, irrevocably appointed by each of the Founders as the Founders’ representative and authorized to represent the Founders under and in connection with this Agreement and in relation to the Merger, the Support Agreement, the Shareholders Agreement and the transactions contemplated thereby.

5.2       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.3       Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all parties hereto by all available remedies at Law or in equity (including, without limitation, specific performance, without bond or other security being required). In the event that an Investor is a Failing Investor, the parties hereto agree that any Funding Investor shall be entitled, in its discretion, to either (a) specific performance of the terms of this Agreement,

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whether before or after the Closing, together with any costs of enforcement incurred by such Funding Investor in seeking to enforce such remedy, without bond or other security being required or (b) provided that the Funding Investor elects to fund the Failing Investor’s Commitment, specific performance of the payment by such Failing Investor in an amount equal to such Failing Investor’s pro rata percentage (based on its Commitment) of Investor Transaction Expenses, as applicable, in accordance with Section 3.2.3 hereof. If the Merger fails to be consummated due to an Investor’s breach of any of its obligations under this Agreement or the Support Agreement (including by causing Parent to either take an action or fail to take an action which, in either case, gives rise to a breach of the terms of the Merger Agreement), the non-breaching Lead Investors shall be entitled to (a) specific performance of this Agreement, (b) payment or reimbursement by the breaching Investor of all out-of-pocket damages or expenses incurred by Parent, Merger Sub or the non-breaching Investors (including recovery of all termination fee, expense reimbursement obligations or other amounts payable by Parent or Merger Sub under the Merger Agreement) relating to, or arising from, such breach, and/or (c) reimbursement by the breaching Investor for any costs of enforcement incurred by the non-breaching Investors in seeking to enforce such remedies. Such Investor will not have the right to recover lost profits or benefit of the bargain damages from the Failing Investor or breaching Investor, and the only damages remedy against the Failing Investor or breaching Investor are set forth above. If the majority of Funding Investors or non-breaching Investors, as applicable, determine to enforce the remedy in accordance with this Section 5.3 against any Failing Investor or breaching Investor, as applicable, they must do so against all Failing Investors or breaching Investors, as applicable. If there are multiple Failing Investors or breaching Investors, each Failing Investor’s or breaching Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (x) the amounts due from all Failing Investors and breaching Investors, as applicable, hereunder multiplied by (y) a fraction of which the numerator is such Failing Investor’s or Breaching Investor’s Commitment and the denominator is the sum of all Failing Investors’ or Breaching Investors’ Commitments. Notwithstanding anything in this Agreement to the contrary, in no event will a Failing Investor or breaching Investor be liable under this Agreement in an amount that exceeds the aggregate amount of damages, settlements amounts and out-of-pocket fees and expenses paid to third parties. If a Failing Investor or breaching Investor for any reason pays damages to the Company and/or Parent in an amount greater than the amount of its Commitment, to the extent that Parent receives any such amount, Parent shall promptly return to such Failing Investor or breaching Investor the amount received from the Failing Investor or breaching Investor in excess of its Commitment.

5.4       No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Affiliates that this Agreement may only be enforced against, and any litigation for breach of this Agreement may only be made against, the parties to this Agreement, and, with respect to each party to this Agreement, none of such party’s former, current or future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, attorneys or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, attorney or assignee of any of the foregoing) (each, a “Non-Recourse Party”) that is not a party to this Agreement shall have any Liability relating to this Agreement or any of the transactions contemplated herein (except under the Equity Commitment Letters, and Support Agreement (in each case, to the extent provided therein)) or in respect of any oral representations made or alleged to be made in connection herewith. None of the parties shall have any rights of

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recovery in respect hereof against any Non-Recourse Party and no personal liability shall attach to any Non-Recourse Party through any party hereto, or otherwise, whether by or through attempted piercing of the corporate veil, by or through a litigation (whether in tort, contract or otherwise), by the enforcement of any judgment, fine or penalty or by virtue of any Law, or otherwise. No Additional Rollover Shareholder may bring any Action against Parent or any Lead Investor except to specifically enforce its rights that are specifically granted to such Additional Rollover Shareholder hereunder.

5.5       Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction, except for that matters arising out of or relating to the cancellation or contribution (as applicable) of the Rollover Shares contemplated by this Agreement shall be interpreted, constructed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands. Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the state courts of the State of New York sitting in the Borough of Manhattan (“New York Courts”) in any action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed in accordance with Section 5.19 at the applicable address set forth on the signature pages hereto or in any other manner permitted by applicable Law.

5.6       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER

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INTO THIS AGREEMENT BY, AMONG OTHER THINGS, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7       Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.8       Other Agreements; Assignment. This Agreement, together with the agreements referenced herein, constitute the entire agreement, and supersede all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the transactions contemplated hereby (other than the Merger Agreement and the other agreements expressly referred to herein or therein as being entered into in connection with the Merger Agreement). Other than as provided herein, this Agreement shall not be assigned by any party hereto without the prior written consent of each of the other parties hereto. Notwithstanding anything to the contrary in the foregoing, General Atlantic, Dragoneer and the Founders agree that the Joint Bidding Agreement is hereby terminated; provided that, the termination of the Joint Bidding Agreement shall not relieve any party thereto of any liability or obligation resulting from any breach thereof, which accrued thereunder prior to the termination of the Joint Bidding Agreement.

5.9       Non-Circumvention. Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

5.10       No Third-Party Beneficiaries. This Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement, except the Non-Recourse Parties shall have the right to enforce their rights under Section 5.4.

5.11       Confidentiality. Except as permitted under this Section 5.11 or Section 5.12, each Investor (the “Recipient”) shall not, and shall direct his, her or its Affiliates and the Representatives of the foregoing not to, disclose any Confidential Information obtained from a disclosing Investor without the prior written consent of such disclosing Investor; provided that the Recipient may disclose any Confidential Information to Persons in connection with a Permitted Syndication and to any of his, her or its Affiliates and any of the Representatives of the foregoing who need to know such Confidential Information in connection with advising such Investor with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby and, in each case, (prior to such disclosure) have agreed with the Recipient to maintain the confidentiality of such Confidential Information as set out herein or are otherwise bound by applicable Law or rules of professional conduct to keep such information confidential. Each Investor shall not and shall

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direct his, her or its Affiliates and the Representatives of the foregoing to whom Confidential Information is disclosed not to, use any Confidential Information for any purpose other than exclusively for the purposes of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. In this Agreement, “Confidential Information” refers to all written, oral or other information obtained in confidence by one Investor from any other Investor in connection with this Agreement or the Transactions from and after the date hereof, unless such information (a) is already or becomes known to the receiving Investor prior to the disclosure thereof by the disclosing Investor, (b) is provided to the receiving Investor by a third party which is not known by such receiving Investor to be bound by a duty of confidentiality to the disclosing Investor, (c) is or becomes publicly available other than through a breach of this Agreement by such receiving Investor, or (d) is developed independently by or for the receiving Investor without using any Confidential Information, and “Representative” of a person refers to that person’s officers, directors, employees, accountants, counsel, financial advisors, consultants, other advisors, general partners, limited partners and sources or prospective sources of equity or debt financing.

5.12       Permitted Disclosures. An Investor may make disclosures of Confidential Information (a) if required by applicable Laws or the rules and regulations of any securities exchange or governmental authority of competent jurisdiction over an Investor; (b) if the information is publicly available other than through a breach of this Agreement by such Investor, any of his, her or its Affiliates or any of the Representatives of the foregoing to whom such Confidential Information was disclosed; (c) if such information is already in such Investor’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person of which such party is or should be aware; or (d) in any proceeding arising from a dispute between or among the Investors alleging a breach of the terms of this Agreement. In the event that an Investor receives a request to disclose all or any part of the Confidential Information from a court or governmental or regulatory authority or agency or is obligated to disclose any portion of the Confidential Information as described in clause (a) of the preceding sentence, it shall, to the extent permitted by law, (x) notify as promptly as possible each affected Investor of the existence, terms and circumstances surrounding such obligation; (y) consult with such affected Investor on the advisability of taking legally available steps to resist or defend against such obligation or to protect the confidentiality of such Confidential Information following such disclosure; and (z) if disclosure of such Confidential Information shall be required, furnish only that portion of the Confidential Information that such Investor is requested or legally compelled to disclose.

5.13       Public Disclosures. No Investor shall issue any press release or otherwise make any public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby without the prior written consent of each of the other Investors unless such press release or public statement is required by law, regulation or legal or regulatory process (or stock exchange rule). In the event that an Investor becomes obligated to issue a press release or otherwise make a public statement as described in the preceding sentence, it shall, to the extent permitted by law, (x) notify as promptly as possible each of the other Investors of the existence, terms and circumstances surrounding such obligation; (y) consult with the other Investors on the content of such press release or other public statement; and (z) include the name of any other Investors in such press release or other public statement only to the extent legally compelled to do so. Notwithstanding the foregoing, each Investor may make any beneficial ownership filings or other filings with the SEC, or amendments thereto, in respect of the Company and its securities that such Investor reasonably believes is required under applicable law without the prior written consent of

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the other Parties, provided that each such Investor shall coordinate with the other Investors in good faith regarding the content and timing of such filings or amendments in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

5.14       Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission in “portable document format”), each such counterpart when executed shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

5.15       Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.16       Termination. Except with respect to Sections 3.2 (Expense Sharing), 3.5 (Certain Representations and Warranties), 3.6 (Covenants), 3.7 (Disclaimer of Warranties) and Article V, this Agreement will terminate upon the earlier to occur of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms; provided, that any liability for any failure to comply with the terms of this Agreement prior to termination shall survive such termination.

5.17       No Presumption Against Drafting Party. Each of the Parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

5.18       No Partnership. Except as expressly contemplated herein, nothing in this Agreement is intended to, and this Agreement shall not, create a partnership between the parties hereto. Accordingly, (i) the rights, obligations and duties of each party hereto in relation to the other parties with respect to the subject matter of this Agreement shall be only those contractual rights, obligations and duties that are created by the express terms of this Agreement and shall not include any fiduciary or other implied rights, obligations or duties of any kind, (ii) no party hereto shall be authorized to act on behalf of the other parties except as otherwise expressly provided by the terms of this Agreement and (iii) no party hereto shall be obligated to any third party for the obligations or liabilities of any other party hereto.

5.19       Notices. Any notices or correspondence received by Parent or Merger Sub under, in connection with, or related to this Agreement or the Merger Agreement shall be promptly provided to each Investor in the manner provided for in Section 9.02 of the Merger Agreement at the address set forth below for each Investor or any other address designated by any Investor in writing to Parent and each Investor.

If to General Atlantic:

General Atlantic Service Company, LLC 55 East 52nd Street, 32nd Floor New York, NY 10055 Attn: Mark Gosk Facsimile No.: Email: mgosk@generalatalantic.com

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with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
Attn:	Matthew Abbott Cullen L Sinclair
Facsimile No.:	(212) 757-3900
Email:	mabbott@paulweiss.com csinclair@paulweiss.com

If to Dragoneer:

One Letterman Drive, Building D, Suite M500, San Francisco, CA 94129 Attn: Michael Dimitruk Email: notices@dragoneer.com with a copy to (which shall not constitute notice):
Ropes & Gray LLP Three Embarcadero Center San Francisco, CA 94111-4006
Attn:	Thomas Holden Eric Issadore
Email:	Thomas.Holden@ropesgray.com Eric.Issadore@ropesgray.com

If to Oto Brasil de Sá Cavalcante

Av. Washington Soares, 3737 Edson Queiroz Fortaleza CE, 60810-350 Email: oto@arcoeducacao.com.br with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
Attn:	Manuel Garciadiaz Cheryl Chan
Email:	manuel.garciadiaz@davispolk.com cheryl.chan@davispolk.com

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If to Ari de Sá Cavalcante Neto

Rua Augusta, 2840, 15th floor, São Paulo, SP, Brazil 01412-100 Email: ari@arcoeducacao.com.br with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
Attn:	Manuel Garciadiaz Cheryl Chan
Email:	manuel.garciadiaz@davispolk.com cheryl.chan@davispolk.com

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

GENERAL ATLANTIC ARCO (BERMUDA) 2, L.P.

By:	General Atlantic (SPV) GP (Bermuda), LLC,
its general partner

By:	General Atlantic GenPar (Bermuda), L.P.,
its managing member

By:	GAP (Bermuda) L.P.,
its general partner

By:	/s/ Kelly Pettit
Name:	Kelly Pettit
Title:	Managing Director

ARCHERY DF HOLDINGS, LP

By:	Dragoneer CF GP, LLC, its General Partner

By:	/s/ Michael Dimitruk
Name:	Michael Dimitruk
Title:	Vice President

ACHIEVE HOLDINGS

By:	/s/ Rodrigo Catunda
Name:	Rodrigo Catunda
Title:	Director

ACHIEVE MERGER SUB

By:	/s/ Rodrigo Catunda
Name:	Rodrigo Catunda
Title:	Director

OTO BRASIL DE SÁ CAVALCANTE

/s/ Oto Brasil De Sá Cavalcante

ARI DE SÁ CAVALCANTE NETO

/s/ Ari De Sá Cavalcante Neto

KEENAN CAPITAL FUND LP

By:	Keenan Capital GP, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Charles James Keenan IV
Name:	Charles James Keenan IV
Title:	Manager of Keenan Capital GP, LLC, General Partner of Keenan Fund LP

WISHBONE MANAGEMENT, LP

By:	/s/ John Harris
Name:	John Harris
Title:	Managing Partner

SCHEDULE A
Additional Rollover Shareholders

Exhibit A

Support Agreement

Exhibit B

Equity Commitment Letters

Exhibit C

Shareholders’ Agreement Term Sheet

Exhibit D

Convertible Notes Term Sheet